Exhibit 2.43

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:52 PM 03/01/2018
FILED 05:52 PM 03/01/2018
SR 20181644583 - File Number 3318552

METATRON, INC.

AMENDMENT

OF

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF THE SERIES B PREFERRED STOCK

Metatron, Inc., a Delaware corporation (the "Corporation"), does hereby certify:

1.            The name of the Corporation is Metatron, Inc.

2.            On September 2, 2016, the Corporation filed a Certificate of Designation, Preferences and Rights of the Series B Preferred Stock with the Secretary of State of the State of Delaware (the "Initial Series B Certificate") pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board'') by Article IV of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

3.             On January 11, 2017, the Corporation filed an Amendment of Certificate of Designation, Preferences and Rights of the Series B Preferred Stock with the Secretary of State of the State of Delaware (the "2017 Amended Certificate," and together with the Initial Series B Certificate, the "Certificate of Designation'') pursuant to the authority conferred upon the Board by Article IV of the Certificate of Incorporation.

4.             The changes to the Certificate of Designation as set forth in this Amendment of Certificate of Designation, Preferences, and Rights of the Series B Preferred Stock (the ''Amended Certificate") is solely to increase the number of authorized shares of Series B Preferred Stock created by the Certificate of Designation. The Board has approved of the changes to the Certificate of Designation as set forth in this Amended Certificate pursuant to its authority conferred by Article IV of the Certificate of Incorporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware.

5.             Resolution "A" of the Initial Series B Certificate is hereby amended to read in its entirety as follows:

"A.      Two Million (2,000,000) of the authorized shares of Preferred Stock are hereby designated as "Series B Preferred Stock." As used herein, the term "Series B Preferred" shall refer to shares of the Corporation's Series B Preferred Stock, $0.00001 par value per share, and the term "Common Stock" shall refer to the Corporation's Common Stock, $0.00001 par value per share."

IN WITNESS WHEREOF, the Corporation has caused this Amendment of Certificate of Designation, Preferences and Rights of the Series B Preferred Stock to be duly executed on and as of March 1, 2018.

METATRON, INC.

/s/ Ralph Riehl
Ralph Riehl, President and Chief Executive Officer